UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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INVENSENSE, INC.

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TDK CORPORATION

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Filed by TDK Corporation Pursuant to Rule 14a-12 under the Securities Exchange Act of 1934 Subject Company: InvenSense, Inc. Commision File No.: 001-35269

Q&A for Analyst and Investors call

#	Q		A
1	Overview of the acquisition

1-1	Can you give us an overview of the acquisition?	•	TDK will acquire InvenSense Inc. (InvenSense) for USD 1,334 million (approximately JPY 157 billion, based on the exchange rate reported by 118 on December 20, 2016).

		•	Today, an agreement was executed by both companies following approval of the board of directors of each company.

		•	Upon receiving approval of InvenSense’s shareholders, and approval from the relevant regulatory authorities, we intend to complete the acquisition in second quarter of the fiscal year ending March 31, 2018.

		•	USD 13.00 per share, representing a 19.9% premium to InvenSense’s closing share price on December 20, 2016 and a 52.4% premium to its 60-day volume-weighted average trading price as of December 20, 2016.

1-2	And can you also give an overview of the agreement?	•	The parties executed the definitive agreement on December 21, 2016.
		•	The parties to the transaction are TDK, InvenSense and a newly formed wholly-owned subsidiary of TDK (referred to as merger subsidiary).
•

Merger subsidiary, which is a newly formed wholly-owned subsidiary of TDK (in Delaware, the United States), will merge with InvenSense and InvenSense will survive the merger as a wholly-owned subsidiary of TDK. Through this procedure, TDK will pay cash consideration to existing shareholders of InvenSense and thereby acquire 100 percent of the shares of InvenSense.

		•	TDK will acquire InvenSense for USD 13.00 per share (total amount: USD 1,334 million = approx. JPY157 billion, with dollar-yen conversion rate at 1 USD = 118 JPY, based on the exchange rate on December 20, 2016).

1-3	What were the criteria and rationale in the calculation of the price? There is a view that the price is rather high. Is it appropriate?	•	The acquisition price is the result of thorough analysis using various methods and conducting negotiations on many occasions. TDK expects that the transaction will lead to increased earnings and provide value to TDK shareholders.
•

Taking into consideration the inertial sensor technology InvenSense possesses, its customer base and track record in the attractive sensor segment that is expected to grow in the future, combined with TDK’s product lineup and the synergies to be created in the future, we believe that InvenSense represents an ideal acquisition partner that measures up to the acquisition price.

1-4	What is the reason and validity for choosing this acquisition scheme?	•	The acquisition will be carried out through a merger between InvenSense and an acquisition subsidiary established by TDK in the state of Delaware in the United States to proceed with the acquisition (referred to as a reverse triangular merger). This reverse triangular merger is a scheme widely used for acquiring listed companies in the United States, and we believe it is an appropriate method.

1-5	Will the acquisition include all InvenSense business? How many personnel do they have?	•	Since TDK will acquire InvenSense, the acquisition will include all of InvenSense’s business.
		•	The company has 675 employees (as of October 2, 2016).

1-6	Are there risks and issues in relation to the closing, including antitrust laws and CFIUS?	•	While the transaction requires the approval of regulatory authorities and InvenSense’s shareholders, we believe that these approvals will be obtained, and we are not aware of any particular issues or risks that would prevent the completion of the acquisition.

1-7	What processes are required and what is the schedule up until completion of the acquisition?	•	We anticipate that InvenSense will hold a special meeting of its shareholders in the March 2017 timeframe to obtain InvenSense shareholder approval.
		•	We intend to obtain other required regulatory approvals in the second quarter of the fiscal year ending March 31, 2018.

1-8	When do you expect the closing to take place?	•	We assume the closing will take place in second quarter of the fiscal year ending March 31, 2018.

1-9	When did you begin negotiations, and which side initiated the proposal?	•	Information regarding the parties’ discussions will be made available in a proxy statement that will be prepared by InvenSense and provided to its shareholders in advance of the special meeting of InvenSense’s shareholders convened to approve the transaction.

1-10	What will be the method of payment and the period in which it is posted? What are the possibilities in funding sources and external procurement?	•	A cash payment of about USD 1.3 billion will be made at the closing of the transaction, expected to occur in second quarter of the fiscal year ending March 31, 2018.

1-11	InvenSense’s share price has remained weak in recent years. Do you believe the premium is appropriate?	•	In recent years, InvenSense’s profitability declined due to an increase in personnel, including engineers, as well as a rise in R&D costs, accompanying its initiatives not only in mobile devices but in the creation of sensor business in new areas such as drones, wearable devices and AR/VR, and we assume this was a part of the reasons its share price fell. However, we believe this investment was necessary for the creation of future business opportunities. Furthermore, from the perspective of future growth in earnings and synergies with TDK, we believe the premium to be appropriate.

1-12	Who is your adviser in the acquisition?	•	As the financial adviser on TDK’s side, we engaged the services of BofA Merrill Lynch, and as our legal advisor, we engaged the services of Jones Day.

2	Significance and aim of the acquisition

2-1	What is the significance of the announcement for TDK? What was the background leading up to the acquisition and what is the aim of the purchase?	•	In its current medium-term business plan, TDK is concentrating on positioning automotive & industrial machinery, energy, and ICT (information & communications technology) as its three priority areas, and is actively pursuing business development through these priority areas to acquire business opportunities in IoT. In particular, it has positioned sensor architecture, energy units, and next-generation electronics components as its strategic growth products and is engaging in aggressive growth investment to expand business with its sights set on the company’s future growth. At this time, TDK made a decision to purchase InvenSense to accelerate growth of the sensor business in particular. Our goal will be to grow fourfold the sales of InvenSense’s sensor business to JPY 200bn by the financial year ending March 31, 2021. (Currently approx. JPY 50bn)

		•	Although InvenSense owns various sensor technologies, our primary interest is in the inertial sensor technology, which is one of InvenSense’s strengths. Inertial sensors are non-optical sensors, an area where future growth through IoT involving mobile, automotive, drone and the AR/VR industries is expected. Inertial sensors have broad applications and comprise technology and products that will help TDK to expand its sensor business in the future.

2-2	What is the significance of the announcement for InvenSense?	•	Producing 6-axis and 9-axis sensors ahead of other competitors in the industry, InvenSense is a leading motion sensor company, and it decided that teaming with TDK would enable further significant growth.

2-3	This will be TDK’s third acquisition following on from Micronas and Tronics. What is TDK’s future strategy for the sensor business (from the perspective of the target market, growth potential, profitability, etc.)?	•	Non-optical sensors are roughly divided into inertial sensors, magnetic sensors, pressure sensors, temperature sensors and others (including sound sensors and next-generation ultrasonic sensors), all of which are areas where future growth can be expected.
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TDK has strong capabilities in magnetic, pressure, temperature and sound sensors, and by incorporating major sensors through the acquisition of Micronas, Tronics and InvenSense, it will be able to develop the sensor business in multiple directions.

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Having a broad product lineup is extremely important in the sensor business, and having multiple sensors will enable us to enhance our capability in providing proposals to customers. We also intend to create new added value through the development of sensor fusion which combines multiple sensors.

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In addition, we will work to toward growth that takes advantage of the customer base of both TDK and InvenSense (including TDK’s automotive customer base) and expansion in the area of ICT/IoT through cooperation with Qualcomm.

2-4	InvenSense seems to be focused on the mobile market and its customers therefore seem to be biased in that direction. Is this compatible with TDK’s strategy?	•	At present, the ratio of InvenSense mobile sales are high, but InvenSense is working to expand its non-mobile business (in areas such as drones, wearable devices, AR/VR in the area of IoT, as well as automotive and industrial areas). Moreover, by becoming a subsidiary under TDK, we believe InvenSense will be able to diversify its end market.

2-5	What is the reaction within InvenSense at this stage?	•	Prior to today’s announcement, we have been engaging in frequent ongoing discussions with InvenSense’s management, and have built a very good relationship. Since June of this year, we have also held discussions on several occasions concerning the possibility of cooperation in the form of technology exchanges, and we believe there is a strong affinity in our corporate cultures.

2-6	What kind of relationship have both companies had to date?	•	Although we did not share a previous business relationship, since June we have held discussions on the possibility of cooperating in the form of technology exchanges and these discussions progressed into our acquisition of InvenSense.

2-7	Were there other buyer/seller candidates?	•	Information regarding the parties’ discussions and other potential acquirers of InvenSense will be made available in a proxy statement that will be prepared by InvenSense and provided to its shareholders in advance of the special meeting of InvenSense’s shareholders convened to approve the transaction.

2-8	Tronics is also developing and selling inertial sensors. What is different from InvenSense’s products?	•	Inertial sensors of Tronics are mainly for high-end products such as aircraft, thus they have different fields from InvenSense’s sensors which are mainly for ICT equipment’s.

3	Management after the acquisition

3-1	What kind of synergy effects do you anticipate as a result of the acquisition?	•	On the top line side, we believe synergies can be expected mainly through: (1) increased ability to serve customers through a broadened sensor and technology portfolio, (2) expansion of InvenSense’s customer base through cooperation with Qualcomm, and (3) growth by capitalizing on the combination of TDK’s automotive and industrial business and InvenSense’s customers and distributors. In terms of costs, we expect to achieve synergies by reducing SG&A through integration of listing costs as well as sales and marketing functions, etc.

		•	To be more specific,

		•	(1) Increased ability to serve customers by broadening our sensor portfolio and technologies

• TDK has strengths in magnetic, pressure, temperature and sound sensors, while InvenSense has strengths in inertial sensors and pressure, sound, and ultrasonic sensors. We will improve our capability in making proposals to customers by having a wide-ranging product portfolio.

• We also anticipate creating new added value through the development of sensor fusion that combines multiple sensors. For example, the 9-axis motion sensor is a product that combines inertial and magnetic sensors, and the development of new products that combine InvenSense’s inertial sensors with TDK’s magnetic sensors offer promising possibilities.

		•	(2) Expansion of InvenSense’s customer base through cooperation with Qualcomm

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In January 2016, TDK established the joint venture RF360 Holdings Singapore PTE, Ltd. with Qualcomm and announced its intentions to expand its cooperation in technology in broad areas of cutting-edge technology in next generation mobile communications including passive components, batteries, contactless power supply, sensors and MEMs, as well as in IoT and automotive related areas. Through this cooperative framework, we also believe it is possible to expand the customer base of InvenSense in ICT, IoT and automotive areas.

•	(3) Growth capitalizing on TDK’s automotive and industrial business as well as InvenSense’s customers and distributors

	•	TDK has an established track record in providing condensers and adaptors for cars for many years, and in the automotive area where demand for sensors will increase due to ADAS, etc., TDK will be able to provide InvenSense’s products to a much broader range of customers based on the technologies and know-how it has developed as well as the reputation and customer base it has built on to date.

3-2	Can you comment on the monetary value of these synergies and the dynamics of its expression?	•	In the top line, we expect to see synergies through cooperation with Qualcomm from the fiscal year ending March 2020, onwards.

3-3	What impact will the acquisition have on the performance of both companies in the current fiscal year?	•	After the transaction, TDK’s goal is to grow fourfold the sales of sensor business from JPY 50bn to JPY 200bn by the financial year ending March 31, 2021

3-4	Under the assumption that there will be a fall in earnings in the passive components business from the next fiscal year due to the impact of the divesture of SAW business, how do you believe the acquisition will contribute to earnings in the future?	•	In short-term earnings, the effect of the high-frequency components business under a joint venture will be greater than the impact of acquiring InvenSense.
		•	However, this acquisition is one where synergies can be expected in the medium to long term. In the future as well, we intend to promote growth through aggressive M&A and capital investment as needed.

3-5	I understand that you intend to take advantage of your alliance with QOL in the area of ICT. In specific terms, what kind of cooperation do you foresee?	•	Qualcomm has a solid customer base in the areas of ICT/IoT and smart phones, including application processors for smartphones. At the time TDK announced the establishment of RF360 Holdings Singapore PTE as a joint venture with Qualcomm, we also entered into an agreement with Qualcomm to cooperate in broad areas of cutting-edge technologies, and cooperation in sensor technology was also included in this alliance. For example, we anticipate synergies in areas such as the joint development of new sensor technologies and supplying TDK/InvenSense sensors to customers where Qualcomm has strengths.

3-6	QOL recently announced its acquisition of NXP, and NXP would also handle sensors to some extent. Won’t NXP be in a competitive relationship with InvenSense?	•	TDK will refrain from commenting on the strategy of another company but TDK believes that it can steadily promote technical cooperation including cooperation in sensors between Qualcomm and TDK.
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While we are aware that NXP handles sensors to some extent, we believe the areas in which InvenSense has strengths are different. The technology and quality of InvenSense’s products in inertial and motion sensors are top class in the industry and we do not believe there is any particular problem in cooperating with Qualcomm.

3-7	What about any overlap in product lineup?	•	In a broad sense, InvenSense has strengths in inertial sensors and TDK has strengths in magnetic sensors and other type of sensors except inertial sensors. We believe that there is little to no overlap in products and having a broader portfolio of products will allow us to better serve our and InvenSense’s customers.

3-8	How will you handle the InvenSense brand? Do you intend to maintain it even after completion of the acquisition?	•	We intend to unify the corporate brand in TDK, but in terms of product brand, we are considering maintaining the InvenSense brand for the time being.

3-9	What about InvenSense’s management structure? Will you integrate the salary and personnel systems?	•	Management of InvenSense’s business will continue to be primarily led by InvenSense’s management team. We also intend to maintain the salary and personnel systems as they are for the time being.

3-10	In the management of the TDK Group organization, under which business group will you place InvenSense?	•	As part of the integration process, we are considering the organizational operation. We will announce once it has been determined.

3-11	What are your plans for employee cuts after the acquisition? Furthermore, what about the possibilities for business sell offs?	•	At this time, we do not anticipate any employee cuts or business selloffs after the acquisition.

3-12	Are you capable of managing foreign employees by maintaining high motivation? What are your plans for employee retention?	•	We anticipate that InvenSense’s management team will continue to lead InvenSense’s business organization, and we are confident that this management continuity will maintain employee motivation. We intend to introduce an incentive program set at an appropriate level for retaining employees, in line with the level of the U.S. market. We also believe that our retention efforts will be enhanced by carefully promoting to employees the understanding that we will become a more attractive company through integration, and can offer more opportunities for growth.

3-13	How will TDK and InvenSense cooperate in business management after completion of the acquisition?	•	After the closing, a full-fledged PMI will be executed, but even before the closing we intend to begin exchanging information to the extent possible to facilitate a smooth PMI.

3-14	InvenSense has a very high R&D ratio compared to sales. What is this used for, and do you intend to continue this arrangement after the acquisition?	•	To expand sales in applications for drones, wearable devices, and AR/VR, etc., and to create new sensor technologies, InvenSense increased staff including engineers, causing R&D costs to increase. Likewise, the R&D ratio has risen. However, this was strategic investment by InvenSense’s management, and TDK understands this to be meaningful up-front investment for growth. After the acquisition, we intend to maintain necessary investment for the creation of new business but we intend to promote joint development with TDK and to make the R&D framework more cost-effective.

3-15	InvenSense recently announced an alliance with Panasonic in the automotive area. What impact will the acquisition have on this? What kind of cooperation do you intend to pursue with Panasonic?	•	First of all, this is a segment where demand for sensors for automobiles will increase, including for ADAS applications. Panasonic has strengths in gyroscopes for automobiles, and InvenSense has a cooperative relationship in the development of next-generation sensors for ADAS. TDK believes that in the future InvenSense will play the role of an important partner in strengthening motion sensors for cars and that there is no problem in the continuation of the alliance between Panasonic and InvenSense after the acquisition.

4	Regarding InvenSense

4-1	Describe the company.	•	Company name: InvenSense

		•	Location: San Jose, California, USA

		•	Representative: Behrooz Abdi, Director, President & CEO

		•	Founded: June 2003

		•	No. of employees: 675 (as of October 2, 2016)

		•	Offices: San Jose (headquarters and development), Calgary, Boston, Grenoble (France), Milan (Italy), Taiwan, Japan, Bratislava (Slovakia), Seoul, Shanghai, Shenzhen

		•	Capital: $303 million (April 3, 2016)

		•	Sales: $418 million (Fiscal year ended April 3, 2016)

		•	Operating profit: $2.9 million / Non-GAAP operating profit: $55.2 million (Fiscal year ended April 3, 2016)

		•	Net profit: $(21.2) million / Non-GAAP net profit $45.6 million (Fiscal year ended April 3, 2016)

4-2	History	•	Established in 2003, shares listed on NYSE in November 2011

		•	After the shares were listed, in October 2013, the company acquired the Analog Devices MEMS Microphone business for $100 million. In April 2014, it began strategic cooperation with Sonion A/S on MEMS microphones and related technologies. In July 2014, it acquired Movea and Trusted Positioning for a combined $96.2 million

		•	In 2015, it announced it would develop and provide innovative sensor technologies–related to safety and other functions–for motor vehicles.

		•	As noted above, the company has developed a broad portfolio of sensors, centering on its core products in the area of inertial sensor technology. It has grown rapidly over the past 10 years by further enriching its target applications.

4-3	What is the current shareholder structure?	Shareholders with a beneficial ownership of 5% or more:
		Artiman, LLC The Vanguard Group, Inc.	6.9% 5.8%

Shareholdings of InvenSense executives are as follows:
		Behrooz Abdi (CEO) Amit Shah Yunbei “Ben” Yu, Ph.D.	1.7% 7.0% 4.4%

		•	(The share ownership is from the proxy filed July 29, 2016, and the ownership data is as of July 3, 2016)

4-4	What is the breakdown of sales by product? By sector? And by region?	All data as of fiscal year ended April 3, 2016
		•	By industry:
-Smartphone and Tablet Devices 64%

-IoT and Other 20%

-Optical Image Stabilization 16%

By region:
-US 44% -China 24% -Korea 19%

-Taiwan 5% -Japan 5% -Other 2%

4-5	What are its main locations for planning/development, production, and sales? How much of its production is outsourced?	•

In terms of its overall manufacturing process, InvenSense outsources production of nearly all its wafers to TSMC and Global Foundries. At its own location(s) in Taiwan, InvenSense performs captive wafer sorting, sensor testing and calibration testing.

		•	It outsources most assembly and packaging operations to ASE, Amkor, Lingsen, and Siliconware Precision.
•

As for motion tracking devices, CMOS and MEMS wafers are made at the foundry. InvenSense owns a subsidiary for testing processes (Hsinchu (Mr. Hsinchu, in Northwest Taiwan)) where it conducts testing at the wafer level. Items that pass these tests are then passed along to vendors for assembly.

		•	Regarding audio devices, MEMS and ASIC are made at the foundry, and the devices are then sent to assembly process vendors for packaging and final testing.

4-6	How big is its R&D team? Do you have a breakdown by products and sectors?	•	331 people. (as of July 3, 2016)
		•	Information by product and sector is not made public.

4-7	What is the track record on M&A to date?	•

In July 2014, InvenSense acquired, for a combined sum of roughly $96.2 million, Movea (Grenoble), a provider of IP for data fusion and software in the consumer electronics market, and Trusted Positioning (Calgary), a location data software provider. In November 2013 it bought Analog Devices’ MEMS microphones business

•

Movea holds data integration technology and IP for consumer electronics, including smartphones, tablets, and wearable devices for sports, etc. Trusted Positioning has satellite measurement systems in position-tracking technology that is accurate both indoors and out. Its platforms are used in a wide variety of navigation software, for applications in smartphones, tablets, wearables and in-vehicle navigation systems. The two companies were very important acquisitions for InvenSense’s products and technologies.

4-8	Describe the market environment after these acquisitions. What are InvenSense’s strengths relative to its competitors?	•	InvenSense competitors include ST Microelectronics, Bosch, Texas Instrument, Avago, HP, Knowles, Canon etc.
		•	Only InvenSense is fabless and offers sensors for both acceleration and angular velocity.
		•	The company’s strengths are its abilities to realize both high performance and low cost, through its own manufacturing processes for CMOS and MEMS, for a wide variety of applications for smartphones, wearable devices, gaming devices, camera image stabilization and other consumer electronic devices.

4-9	InvenSense shares are listed on the NYSE. What will become of them?	•	They will be de-listed. Current shareholders will be paid USD 13.00 per-share in cash.

Additional Information and Where to Find It

In connection with the proposed transaction, TDK and InvenSense intend to file relevant materials with the United States Securities and Exchange Commission (the “SEC”). InvenSense will also file with the SEC a proxy statement on Schedule 14A. Following the filing of the definitive proxy statement with the SEC, InvenSense will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the InvenSense special meeting relating to the proposed transaction. INVESTORS AND SECURITY HOLDERS OF INVENSENSE ARE URGED TO CAREFULLY READ THESE MATERIALS IN THEIR ENTIRETY (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT TDK OR INVENSENSE FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT TDK, INVENSENSE AND THE PROPOSED TRANSACTION. The proxy statement and other documents filed by InvenSense with the SEC may be obtained free of charge at InvenSense’s website at www.invensense.com or at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from InvenSense by requesting them by mail at InvenSense, Inc., 1745 Technology Drive Suite 200, San Jose, California 95110, Attention: Investor Relations, or by telephone at (408) 501-2200. The documents filed by TDK with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from TDK by requesting them by mail at Shibaura Renasite Tower, 3-9-1 Shibaura, Minato-ku, Tokyo 108-0023, Japan, Attention: Investor Relations.

This communication does not constitute a solicitation of proxy, an offer to purchase or a solicitation of an offer to sell any securities. TDK, InvenSense, and certain of their directors, officers and employees may be deemed to be participants in the solicitation of proxies from the stockholders of InvenSense in connection with the proposed transaction. Information about the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of InvenSense’s stockholders in connection with the proposed transaction, and any direct or indirect interests, by security holdings or otherwise, they have in the proposed transaction, will be set forth in InvenSense’s definitive proxy statement when it is filed with the SEC. Information regarding InvenSense’s directors and executive officers and their ownership of InvenSense’s securities is set forth in the definitive proxy statement for InvenSense’s 2016 Annual Meeting of Stockholders, which was filed with the SEC on July 29, 2016, and its Annual Report on Form 10-K for the fiscal year ended April 3, 2016, which was filed with the SEC on May 25, 2016. These documents may be obtained free of charge at the SEC’s website at www.sec.gov.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains forward-looking statements that address a variety of subjects including, for example, the expected timetable for closing of the transaction between TDK and InvenSense, the expected benefits and synergies of the transaction, TDK’s and InvenSense’s plans, objectives and expectations and TDK’s expected product offerings, product development, marketing position and technical advances resulting from the transaction. Statements that are not historical facts, including statements about beliefs, plans and expectations, are forward-looking statements. Such statements are based on current expectations and are subject to a number of factors and uncertainties, are not historical facts and are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These forward-looking statements include statements that reflect the current expectations, estimates, beliefs, assumptions, and projections of TDK’s senior management about future events with respect to InvenSense’s business and its industry in general. Statements that include words such as “anticipates,”

“expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “potential,” “continue,” “goals,” “targets” and variations of these words (or negatives of these words) or similar expressions of a future or forward-looking nature identify forward-looking statements. In addition, any statements that refer to projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Actual results could differ materially from those projected or forecast in the forward-looking statements. The following important factors and uncertainties, among others, that could cause actual results to differ materially from those described in these forward looking statements include, without limitation: the parties’ ability to satisfy the conditions precedent to the consummation of the proposed transaction, including, without limitation, the receipt of stockholder and regulatory approvals, including the potential for regulatory authorities to require divestitures in connection with the proposed transaction; the occurrence of any event that could give rise to the termination of the merger agreement; unanticipated difficulties or expenditures relating to the proposed transaction; legal proceedings that may be instituted against TDK or InvenSense and others following announcement of the proposed transaction; disruptions of current plans and operations caused by the announcement or pendency of the proposed transaction; the risk that expected benefits, synergies and growth prospects of the transaction may not be achieved in a timely manner, or at all; the risk that InvenSense’s business may not be successfully integrated with TDK’s following the closing; potential difficulties in employee retention as a result of the announcement and pendency of the proposed transaction; and the response of customers, distributors, suppliers and competitors to the announcement of the proposed transaction. For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to the proxy statement when it becomes available and InvenSense’s filings with the SEC, including the risk factors contained in InvenSense’s most recent Annual Report on Form 10-K. Forward-looking statements represent management’s current expectations and are inherently uncertain. TDK and InvenSense assume no obligation to update the information in this communication, except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

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